Exhibit 99.1
Press Release Dated April 22, 2008

NEWS RELEASE
April 22, 2008

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income per share of $.59 for the three months ended March 31, 2008, an increase of $.01 or 1.7% compared to $.58 for the same three-month period a year earlier. Net income was $4.4 million for the current three months, a decrease of $234 thousand or 5.1% compared to $4.6 million reported for the three months ended March 31, 2007. Although net income decreased in the three-month comparison, per share net income increased as a result of the fewer number of shares currently outstanding. The Company purchased 559 thousand shares through a modified Dutch Auction tender offer in the third quarter of 2007.

The change in net income for the current three months was influenced primarily by three factors – a positive impact from net interest income and noninterest income offset by a negative impact from the provision for loan losses. Net interest income for the current period was $14.8 million, an increase of $660 thousand or 4.7% compared to $14.1 million for the same period a year earlier. The increase in net interest income was the result of the $200 million balance sheet leverage transaction entered into during the fourth quarter of 2007 which netted $910 thousand in the first three months of 2008. Total interest income increased $2.6 million or 9.6% while total interest expense increased $2.0 million or 14.8%.

The provision for loan losses totaled $1.1 million for the first quarter of 2008, an increase of $1.6 million compared to the same period last year due to a negative provision recognized in the first quarter of 2007. Net charge-offs remain relatively low even though nonperforming loans are increasing. Net charge-offs were $763 thousand, or .06% of total loans, compared to $219 thousand or .02% a year ago. Nonperforming loans have increased $8.9 million from year-end 2007 and total $29.9 million at March 31, 2008. The increase in nonperforming loans was driven by continuing weaknesses and credit deterioration in real estate development lending. The allowance for loan losses as a percent of net loans was 1.13%, up from 1.10% at year-end 2007.

Noninterest income was $6.4 million during the current three-month period, an increase of $720 thousand or 12.7% compared to $5.7 million a year earlier. The increase in noninterest income was driven by higher allotment processing fees and investment securities gains. The $208 thousand increase in allotment processing fees was impacted mainly by the acquisition of the Military Allotment operation of PNC Bank, National Association during the first quarter of 2007. Securities gains were $366 thousand for the current quarter with none a year ago. Included in securities gains for the current quarter is $207 thousand attributed to the mandatory redemption of part of the VISA, Inc. Class B common stock received in connection with the Visa IPO during the first quarter of 2008.

Total noninterest expenses were $14.4 million, up less than 1% compared to the same period a year ago. The effective income tax rate was 22.7% for the current three months compared to 22.1% a year earlier.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

Farmers Capital Bank Corporation   *   Page 1 of 3

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended March 31,
	2008	2007
Interest income	$30,035	$27,402
Interest expense	15,280	13,307
Net interest income	14,755	14,095
Provision for loan losses	1,102	(496)
Net interest income after provision for loan losses	13,653	14,591
Noninterest income	6,387	5,667
Noninterest expenses	14,380	14,338
Income before income tax expense	5,660	5,920
Income tax expense	1,284	1,310
Net income	$4,376	$4,610

Per common share:
Basic and diluted net income	$.59	$.58
Cash dividend declared	.33	.33

Weighted average shares outstanding – basic	7,374	7,893
Weighted average shares outstanding – diluted	7,374	7,908

	March 31, 2008	March 31, 2007
Cash and cash equivalents	$159,882	$204,236
Investment securities	559,629	339,050
Loans, net of allowance of $14,555 (2008) and $11,284 (2007)	1,275,821	1,211,259
Other assets	163,045	160,209
Total assets	$2,158,377	$1,914,754

Deposits	$1,541,112	$1,470,755
Federal funds purchased and other short-term borrowings	86,016	153,322
Other borrowings	325,117	87,794
Other liabilities	31,984	22,336
Total liabilities	1,984,229	1,734,207

Shareholders’ equity	174,148	180,547
Total liabilities and shareholders’ equity	$2,158,377	$1,914,754

(continued)

Farmers Capital Bank Corporation   *   Page 2 of 3

Consolidated Financial Highlights-continued
	March 31, 2008	March 31, 2007
End of period book value per share[1]	$23.69	$22.90
End of period share value	23.99	29.38
End of period dividend yield[2]	5.50%	4.49%

Averages for the three months ended March 31,	2008	2007
Assets	$2,136,653	$1,844,351
Deposits	1,520,542	1,452,354
Loans, net of unearned interest	1,295,913	1,199,064
Shareholders' equity	171,234	178,116

Return on average assets	.82%	1.01%
Return on average equity	10.28%	10.50%

1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents current annualized dividend declared divided by the end of period share value.

Farmers Capital Bank Corporation   *   Page 3 of 3